EXHIBIT 99.1

News

MGE Energy Reports Fourth-Quarter and Full-Year 2025 Earnings

Madison, Wis., Feb. 24, 2026—MGE Energy, Inc. (Nasdaq: MGEE), today reported financial results for the fourth quarter and full year of 2025.

MGE Energy's GAAP (Generally Accepted Accounting Principles) earnings for the full year of 2025 were $135.9 million, or $3.72 per share, compared to $120.6 million, or $3.33 per share, for the same period in the prior year.

MGE Energy's earnings for the fourth quarter of 2025 were $23.3 million, or 64 cents per share, compared to $22.0 million, or 61 cents per share, for the same period in the prior year.

Electric segment earnings increased $11.3 million for 2025 compared to 2024. This growth was largely driven by the successful deployment of key renewable energy projects. The Darien Solar Project in Rock and Walworth counties became operational in March 2025, followed by the Paris Battery Energy Storage System (BESS) in June 2025. MGE owns 25 MW of solar capacity from the Darien Solar Project and 11 MW of battery capacity from the Paris BESS.

Gas segment earnings increased $2.5 million for 2025 compared to 2024. During 2025, gas retail therm deliveries increased approximately 14% compared to the prior year, primarily due to warmer-than-normal weather in 2024.

MGE Energy, Inc.

(In thousands, except per-share amounts)

(Unaudited)

Three Months Ended December 31,	2025	2024
Operating Revenues	$189,553	$171,415
Operating Income	$32,490	$27,642
Net Income	$23,302	$22,022
Earnings Per Share - basic	$0.64	$0.61
Earnings Per Share - diluted	$0.64	$0.61
Weighted average shares outstanding - basic	36,542	36,312
Weighted average shares outstanding - diluted	36,578	36,347

Year Ended December 31,	2025	2024
Operating Revenues	$743,654	$676,944
Operating Income	$170,653	$146,262
Net Income	$135,889	$120,569
Earnings Per Share - basic	$3.72	$3.33
Earnings Per Share - diluted	$3.72	$3.33
Weighted average shares outstanding - basic	36,534	36,210
Weighted average shares outstanding - diluted	36,571	36,239

About MGE Energy

MGE Energy is a public utility holding company. Its principal subsidiary, Madison Gas and Electric, generates and distributes electricity to 170,000 customers in Dane County, Wis., and purchases and distributes natural gas to 180,000 customers in seven south-central and western Wisconsin counties. MGE's roots in the Madison area date back more than 150 years.

Forward-looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements are based on MGE Energy's current expectations, estimates and assumptions regarding future events, which are inherently uncertain. We caution you not to place undue reliance on any forward-looking statements, which are made as of the date of this press release. We undertake no obligation to revise or update publicly any such forward-looking statements to reflect any change in expectations or in events, conditions or circumstances on which any such statements may be based. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to our business in general, please refer to the “Risk Factors” sections in our Annual Report on Form 10-K for the year ended December 31, 2025, filed with the Securities and Exchange Commission.

Contact:	Steve B. Schultz Media Relations 608-252-7219 | sbschultz@mge.com Ken Frassetto Investor Relations 608-252-4723 | kfrassetto@mge.com